Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces August 2023 Catastrophe Losses and Implemented Rates

NORTHBROOK, Ill., September 21, 2023 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of August of $551 million or $435 million, after-tax.
August month catastrophe losses include 18 events estimated at $641 million, with approximately half of the losses related to the Maui wildfire, partially offset by favorable reserve reestimates for prior events. Total catastrophe losses for July and August were $864 million, pre-tax.
During the month of August, the Allstate brand implemented auto rate increases of 7.0% across 5 locations, resulting in total brand premium impact of 0.2%.
“Allstate continued to implement significant auto and homeowners insurance rate actions as part of our comprehensive plan to improve profitability. Since the beginning of the year, rate increases for Allstate brand auto insurance have resulted in a premium impact of 8.6%, which are expected to raise annualized written premiums by approximately $2.23 billion. Implemented rate increases and inflation in insured home replacement costs resulted in a 13.2% increase in homeowners insurance average gross written premium in August 2023 compared to the prior year,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. Our implemented rate exhibit for auto and homeowners insurance has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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